Exhibit 99.1

The Offer is not being made, and this press release may not be distributed, directly or indirectly, in or into, nor will any tender of shares be accepted from or on behalf of holders in, Australia, Hong Kong, Japan, Canada, New Zealand or South Africa, or any other jurisdiction in which the making of the Offer, the distribution of this press release or the acceptance of any tender of shares would contravene applicable laws or regulations or require further offer documents, filings or other measures in addition to those required under Swedish and U.S. law.
This press release has been published in Swedish and English. In the event of any discrepancy in content between the language versions, the Swedish version shall prevail.
PRESS RELEASE, June 2, 2015 (CET)
Infinera announces a revised indicative time schedule for the recommended public offer to the shareholders of Transmode
Sunnyvale, California, - June 2, 2015 - On April 9, 2015, Infinera Corporation (NASDAQ: INFN) - a provider of Intelligent Transport Networks for network operators, enabling reliable, easy to operate, high-capacity optical networks - (“Infinera”) announced a recommended public offer to the shareholders of Transmode AB (“Transmode”) to tender all their shares in Transmode to Infinera (the “Offer”).
With respect to the Offer, a Swedish offer document (the “Offer Document”) and a prospectus and Registration Statement on Form S-4 are being prepared for registration with the Swedish Financial Supervisory Authority and the United States Securities and Exchange Commission (“SEC”), respectively. The preparation of the pro forma financial statements for the purposes of complying with both Swedish and US rules and regulations, including converting Transmode’s financial statements from IFRS to U.S. GAAP, and the associated auditing related thereto continues to progress but is not yet completed. As a result, the Offer Document is now expected to be published during the first two weeks of July 2015. The acceptance period will commence promptly following the publication of the Offer Document and is expected to expire in early-August 2015, with expected settlement by mid-August 2015. Infinera reserves the right to extend the acceptance period as well as to postpone the date of settlement.
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Sunnyvale, California, USA June 2, 2015 (CET)
Infinera Corporation
The information provided herein was submitted for publication on June 2, 2015, 08:00 a.m. CET.
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Information about the Offer is available at www.infinera.se.
For further information, please contact:

Media (Europe): VERO Communications Tel. +46 8 611 38 30 johan@vero.se Media (Rest of World): Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com
Investors (Europe):
Morgan Stanley & Co. International plc
Tel. +46 8 6789600

Erik Tregaard
Managing Director
erik.tregaard@MorganStanley.com

Erik Ohman
Managing Director
erik.ohman@MorganStanley.com

Investors (Rest of World):
Jeff Hustis
Tel: +1 (408) 213-7150
jhustis@infinera.com

Important information
The Offer is not being made to persons whose participation in the Offer requires that an additional offer document be prepared or registration effected or that any other measures be taken in addition to those required under Swedish and U.S. law and regulations.
This press release and any related Offer documentation are not being distributed and must not be mailed or otherwise distributed or sent in or into any country in which the distribution or offering would require any such additional measures to be taken or would be in conflict with any law or regulation in such country - any such action will not be permitted or sanctioned by Infinera. Any purported acceptance of the Offer resulting directly or indirectly from a violation of these restrictions may be disregarded.
The Offer is not being and will not be made, directly or indirectly, in or into, or by use of mail or any other means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, Australia, Hong Kong, Japan, Canada, New Zealand or South Africa. This includes, but is not limited to facsimile transmission, electronic mail, telex, telephone, the internet and other forms of electronic transmission. The Offer cannot be accepted and shares may not be tendered in the Offer by any such use, means, instrumentality or facility of, or from within Australia, Hong Kong, Japan, Canada, New Zealand or South Africa or by persons located or resident in Australia, Hong Kong, Japan, Canada, New Zealand or South Africa. Accordingly, this press release and any related Offer documentation are not being and should not be mailed or otherwise transmitted, distributed, forwarded or sent in or into Australia, Hong Kong, Japan, Canada, New Zealand or South Africa or to any Australian, Hong Kong, Japanese, Canadian, New Zealand or South African persons or any persons located or resident in Australia, Hong Kong, Japan, Canada, New Zealand or South Africa.
Any purported tender of shares in an Offer resulting directly or indirectly from a violation of these restrictions will be invalid and any purported tender of shares made by a person located in Australia, Hong Kong, Japan, Canada, New Zealand or South Africa or any agent fiduciary or other intermediary acting on a non-discretionary basis for a principal giving instructions from within Australia, Hong Kong, Japan, Canada, New Zealand or South Africa will be invalid and will not be accepted. Each holder of shares participating in the Offer will represent that it is not an Australian, Hong Kong, Japanese, Canadian, New Zealand or South African person, is not located in Australia, Hong Kong, Japan, Canada, New Zealand or South Africa and is not participating in such Offer from Australia, Hong Kong, Japan, Canada, New Zealand or South Africa or that it is acting on a non-discretionary basis for a principal that is not an Australian, Hong Kong, Japanese, Canadian, New Zealand or South African person, that is located outside Australia, Hong Kong, Japan, Canada, New Zealand or South Africa and that is not giving an order to participate in such offer from Australia, Hong Kong, Japan, Canada, New Zealand or South Africa. Infinera will not deliver any consideration from the Offer into Australia, Hong Kong, Japan, Canada, New Zealand or South Africa.
This press release is not being, and must not be, sent to shareholders with registered addresses in Australia, Hong Kong, Japan, Canada, New Zealand or South Africa. Banks, brokers, dealers and other nominees holding shares for persons in Australia, Hong Kong, Japan, Canada, New Zealand or South Africa must not forward this press release or any other document received in connection with the Offer to such persons.
The Offer will not be made to, nor will exchanges be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The acceptance period for the Offer for shares of Transmode described in this communication has not commenced.

In connection with the proposed combination of Infinera and Transmode, an offer document related to the Offer will be filed with and published by the SFSA. In addition, Infinera intends to file a Registration Statement on Form S-4 with the SEC. Shareholders of Transmode should read the above referenced documents and materials carefully when such documents and materials become available, as well as other documents filed with the SEC and with the SFSA, because they will contain important information about the transaction. Infinera may not exchange the common stock referenced in the preliminary prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. Shareholders of Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by Infinera will also be available free of charge from Infinera’s website (www.infinera.com) under the heading “SEC Filings” in the “Company-Investor Relations” portion of Infinera’s website.